Exhibit 99.1
Press Release
For Immediate Release

Contact:	Christopher D. Myers President and CEO (909) 980-4030
CVB Financial Corp. Reports Record Second Quarter
Earnings for 2010
•	Net income of $19.0 million for the second quarter of 2010
•	Diluted earnings per common share $0.18
•	Completed FDIC and Department of Financial Institutions Safety and Soundness Examination
•	Sold $162.8 million in securities and achieved a gain of $8.8 million
•	Prepaid $100 million of our $250 million in repurchase agreement debt and took a one-time charge of $5.7 million
•	Allowance for credit losses increased to 3.38% of total CBB non-covered loans & leases
Ontario, CA, July 21, 2010-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced record earnings for the second quarter of 2010.
CVB Financial Corp. reported net income of $19.0 million for the second quarter of 2010. This is the highest second quarter earnings in the history of the Company. This represents an increase of $3.1 million, or 19.88%, when compared with net income of $15.9 million for the second quarter of 2009. Diluted earnings per share were $0.18 for the second quarter of 2010. This was up $0.01, or 7.38%, from diluted earnings per share of $0.17 for the same period last year. Second quarter operating results include an $11.0 million provision for credit losses, an $8.8 million gain on sale of securities, and a $5.7 million charge for the prepayment of borrowings.
Net income for the second quarter of 2010 produced a return on beginning equity of 11.68%, a return on average equity of 11.44% and a return on average assets of 1.11%. The efficiency ratio, excluding the provision for credit losses, was 52.05% for the quarter. Operating expenses as a percentage of average assets were 2.42%.

Net income for the six months ending June 30, 2010 was $35.1 million. This represents an increase of $6.1 million, or 21.03%, when compared with net income of $29.0 million for the same period of 2009. Diluted earnings per share for the six months ending June 30, 2010 were $0.33, an increase of $0.03, or 9.90%, over diluted earnings per share of $0.30 for the same period last year. The operating results for the first six months of 2010 include a provision for credit losses of $23.2 million. Net income for the six months ending June 30, 2010 produced a return on beginning equity of 11.10%, a return on average equity of 10.77% and a return on average assets of 1.03%.
The operating results for the second quarter and first six months of 2010 were impacted by the accounting treatment of credit-related transactions from the San Joaquin Bank (“SJB”) loan portfolio as discussed below.
Interest income on loans for the second quarter of 2010 totaled $59.2 million, which includes a $4.5 million discount accretion on covered loans acquired from SJB. This amount represents the discount recognized from accelerated principal payments on SJB loans. It is recorded as a yield adjustment in interest income. Excluding the discount accretion, interest income on loans would have been $54.7 million for the second quarter of 2010. This represents an increase of $4.9 million when compared to interest income on loans of $49.8 million for the same period last year.
The yield adjustment to interest income of $4.5 million for the second quarter of 2010 was partially offset by a $1.6 million reduction in the FDIC loss sharing asset and a loss on sale of covered OREO of $1.1 million. Both the reduction in the FDIC loss sharing asset and the loss on sale of covered OREO appear as a reduction of other operating income.
Interest income on loans for the first six months of 2010 totaled $126.9 million, which includes a $17.9 million discount accretion on covered loans acquired from SJB. This amount represents the discount recognized from accelerated principal payments on SJB loans. It is recorded as a yield adjustment in interest income. Excluding the discount accretion, interest income on loans would have been $109.1 million for the first six months of 2010. This represents an increase of $9.8 million when compared to interest income on loans of $99.3 million for the same period last year.
The yield adjustment to interest income of $17.9 million for the first six months of 2010 was partially offset by a $12.2 million reduction in the FDIC loss sharing asset and a loss on sale of covered OREO of $1.1 million. Both the reduction in the FDIC loss sharing asset and the loss on sale of covered OREO appear as a reduction of other operating income.
Net Interest Income and Net Interest Margin
Net interest income, before the provision for credit losses, totaled $64.2 million for the three months ending June 30, 2010. Excluding the SJB yield adjustments; this was the highest quarterly net interest income in the history of the Company. Net interest income for the second quarter 2010 increased $10.1 million, or 18.71%, compared to the same period in 2009. This is attributed to a $4.5 million increase in interest income and a $5.6 million decrease in interest expense. The increase in interest income includes a $4.5 million yield adjustment to covered loans. The decrease in interest expense was primarily due to the decrease in average borrowed funds of $383.4 million.

Excluding the impact of the yield adjustment to covered loans, net interest margin (tax equivalent) increased from 3.76% for the second quarter of 2009 to 3.99% for the second quarter of 2010. Total average earning asset yields decreased from 5.17% for the second quarter of 2009 to 5.01% for the second quarter of 2010. The cost of funds decreased from 1.98% for the second quarter of 2009 to 1.41% for the second quarter of 2010.
Net interest income, before the provision for credit losses, totaled $137.6 million for the six months ending June 30, 2010. This represents an increase of $28.2 million, or 25.75%, compared to the same period in 2009. The increase resulted from a $16.1 million increase in interest income and a $12.1 million decrease in interest expense. The increase in interest income includes a $17.9 million yield adjustment to covered loans. This was partially offset by decreases in interest income on investments due to a decrease in average investments. Conversely, our net interest income was augmented by a decrease in interest expense on borrowings due to a decrease in borrowed funds.
Excluding the impact of the yield adjustment to covered loans, net interest margin (tax equivalent) increased from 3.75% for the first six months of 2009 to 3.98% for the first six months of 2010. Total average earning asset yields decreased from 5.22% for the first six months of 2009 to 5.02% for the first six months of 2010. The cost of funds decreased from 2.03% for the first six months of 2009 to 1.46% for the first six months of 2010.
Assets
The Company reported total assets of $6.86 billion at June 30, 2010. This represents an increase of $120.6 million, or 1.79%, over total assets of $6.74 billion at December 31, 2009. Earning assets totaling $5.97 billion decreased $210.4 million, or 3.40%, when compared with earning assets of $6.18 billion at December 31, 2009. The decrease in earning assets was due to a decrease in both our loan and investment portfolios. Total loans and leases of $3.93 billion at June 30, 2010 decreased $149.7 million, or 3.67%, from $4.08 billion at December 31, 2009. We continue to see soft loan demand in our market areas as a result of the weaknesses in the state and local economies.
Investment Securities
Investment securities totaled $2.01 billion at June 30, 2010. This represents a decrease of $97.6 million, or 4.62%, when compared with $2.11 billion in investment securities at December 31, 2009. During the second quarter of 2010, we sold $162.8 million of investment securities and recognized a gain on sale of $8.8 million.

Our investment portfolio continues to perform well. As of June 30, 2010 we had a net unrealized gain of $42.9 million. We have no preferred stock and no trust preferred securities. Virtually all of our mortgage-backed securities are issued by Freddie Mac or Fannie Mae, which have the guarantee of the U.S. Government. Our private-label mortgage-backed issues of approximately $26.0 million are fully performing. Our municipal securities, totaling $653.7 million, are located throughout the United States, with approximately $42.0 million, or 6.4%, located within the state of California. All municipal bond securities are also performing.
Deposits & Customer Repurchase Agreements
Total deposits and customer repurchase agreements were $5.20 billion at June 30, 2010. This represents an increase of $273.4 million, or 5.55%, when compared with total deposits and customer repurchase agreements of $4.92 billion at December 31, 2009. Our cost of total deposits and customer repurchase agreements was 0.47% for the three months ending June 30, 2010, compared to our cost of total deposits and customer repurchase agreements of 0.71% for the same period last year. Our cost of total deposits was 0.43% for the three months ending June 30, 2010.
Borrowings
At June 30, 2010, we had $805.9 million in borrowings. This represents a decrease of $199.7 million, or 19.86%, from borrowings of $1.01 billion at December 31, 2009 and a decrease of $408.1 million, or 33.62%, from borrowings of $1.21 billion at June 30, 2009. During the second quarter of 2010, we prepaid $100.0 million of a $250.0 million structured repurchase agreement with an interest rate of 4.95%. This transaction resulted in a $5.7 million prepayment charge recorded in other operating expense. As a result of the increase in deposits and customer repurchase agreements, we continue to reduce our reliance on borrowed funds.
Asset Quality
We completed our annual FDIC and Department of Financial Institutions Safety and Soundness Examination during May 2010.
We have separated the discussion of asset quality into two sections: non-covered loans and covered loans. The non-covered loans represent the legacy Citizens Business Bank loans and exclude all loans acquired in the SJB acquisition. The SJB loans are “covered” loans as defined in the loss sharing agreement with the FDIC. These loans have been marked to fair value and also have a guarantee by the FDIC. The allowance for credit losses as of June 30, 2010 pertains only to those loans made by Citizens Business Bank and not those acquired through the San Joaquin Bank transaction.
Citizens Business Bank Asset Quality (non-covered loans)
The allowance for credit losses increased from $108.9 million as of December 31, 2009 to $118.5 million as of June 30, 2010. The increase was primarily due to a provision for credit losses of $23.2 million during the first six months of 2010, offset by net loan charge-offs of $13.6 million. By comparison, for the first six months of 2009, the Company had a $42.0 million provision for credit losses and net charge-offs of $21.2 million. The allowance for credit losses was 3.38% and 2.07% of total loans and leases outstanding as of June 30, 2010 and 2009, respectively.

We had $82.9 million in non-performing loans at June 30, 2010, or 2.36% of total non-covered loans. This compares to non-performing loans of $69.8 million at December 31, 2009. The non-performing loans consist of $2.8 million in residential construction and land loans, $39.1 million in commercial construction loans, $12.7 million in single-family mortgage loans, $20.7 million in commercial real estate loans, $7.5 million in commercial loans and $143,000 in consumer loans.
At June 30, 2010, we had $15.0 million in Other Real Estate Owned (“OREO”), down from $15.2 million at March 31, 2010 and an increase of $11.1 million from OREO of $3.9 million at December 31, 2009. At December 31, 2009, we had two OREO properties. During the first six months of 2010, we added five properties for a total of $12.6 million to OREO. We sold three properties with an OREO value of $1.5 million for cash proceeds of $1.7 million. We now have four OREO properties.
At June 30, 2010, we had loans delinquent 30 to 89 days of $14.4 million. This compares to delinquent loans of $17.9 million at March 31, 2010 and $10.5 million at December 31, 2009. As a percentage of total loans, delinquencies, excluding non-accruals, were 0.41% at June 30, 2010, 0.51% at March 31, 2010 and 0.29% at December 31, 2009.
San Joaquin Bank Asset Quality (covered loans)
At June 30, 2010 we had $583.8 million in gross loans from SJB with a carrying value of $424.4 million. Of the gross loans, we have $191.1 million in loans delinquent greater than 30 days. These loans represent 32.73% of gross covered loans. We have four properties in OREO totaling $5.1 million.
CitizensTrust
CitizensTrust has approximately $2.0 billion in assets under administration, including $1.1 billion in assets under management, as of June 30, 2010. This compares with $1.9 billion in assets under administration, including $1.0 billion in assets under management, at December 31, 2009. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.
Corporate Overview
CVB Financial Corp. is the holding company for Citizens Business Bank, a financial services company based in Ontario, California. Citizens Business Bank serves 42 cities with 44 business financial centers and 6 commercial banking centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California.
Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor
Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic conditions and events and the impact they may have on us and our customers; ability to attract deposits and other sources of liquidity; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; a prolonged slowdown in construction activity; changes in the financial performance and/or condition of our borrowers; changes in the level of non-performing assets and charge-offs; ability to repurchase our securities issued to the U.S. Treasury pursuant to its Capital Purchase Program; the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, executive compensation and insurance) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; inflation, interest rate, securities market and monetary fluctuations; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic flu; the timely development and acceptance of new banking products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowing and savings habits; technological changes; the ability to increase market share and control expenses; changes in the competitive environment among financial and bank holding companies and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, management, compensation and benefit plans; the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2009, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.
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CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(unaudited)
dollars in thousands

	June 30,		December 31,
	2010	2009	2009
Assets:
Cash and due from banks	$451,236	$221,242	$103,254

Investment Securities available-for-sale	2,011,492	2,271,393	2,108,463
Investment Securities held-to-maturity	3,173	6,347	3,838
Federal funds sold and Interest-bearing balances due from depository institutions	50,274	1,785	1,226
Investment in stock of Federal Home Loan Bank (FHLB)	93,962	93,240	97,582

Loans held-for-sale	2,554	—	1,439
Loans and lease finance receivables	3,929,321	3,614,756	4,079,013
Less allowance for credit losses	(118,548)	(74,755)	(108,924)

Net loans and lease finance receivables	3,810,773	3,540,001	3,970,089

Total earning assets	5,972,228	5,912,766	6,182,637
Premises and equipment, net	42,585	42,838	41,444
Intangibles	10,872	9,497	12,761
Goodwill	55,097	55,097	55,097
Cash value of life insurance	111,385	108,045	109,480
FDIC loss sharing asset	111,992	—	133,258
Other assets	105,001	65,412	101,838

TOTAL	$6,860,396	$6,414,897	$6,739,769

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Demand Deposits (noninterest-bearing)	$1,646,717	$1,420,535	$1,561,981
Investment Checking	448,566	410,107	469,413
Savings/MMDA	1,307,003	923,658	1,213,002
Time Deposits	1,199,204	1,228,920	1,194,258

Total Deposits	4,601,490	3,983,220	4,438,654

Demand Note to U.S. Treasury	2,611	8,995	2,425
Customer Repurchase Agreements	595,661	426,111	485,132
Repurchase Agreements	150,000	250,000	250,000
Borrowings	653,254	955,000	753,118
Junior Subordinated Debentures	115,055	115,055	115,055
Other liabilities	68,341	53,140	57,157

Total Liabilities	6,186,412	5,791,521	6,101,541
Stockholders’ equity:
Stockholders’ equity	631,063	598,902	611,838
Accumulated other comprehensive income (loss), net of tax	42,921	24,474	26,390

	673,984	623,376	638,228

TOTAL	$6,860,396	$6,414,897	$6,739,769

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(unaudited)
dollars in thousands

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Assets:
Cash and due from banks	$412,607	$101,092	$338,847	$98,232
Investment securities available-for-sale	2,022,697	2,299,700	2,059,585	2,397,601
Investment securities held-to-maturity	3,303	6,432	3,480	6,561
Federal funds sold and Interest-bearing balances due from depository institutions	50,222	61,283	26,009	30,953
Investment in stock of Federal Home Loan Bank (FHLB)	95,792	93,240	96,682	93,240

Loans held-for-sale	1,055	—	1,596	—
Loans and lease finance receivables	3,937,448	3,654,189	3,974,467	3,667,152
Less allowance for credit losses	(117,368)	(75,390)	(115,960)	(67,898)

Net loans and lease finance receivables	3,820,080	3,578,799	3,858,507	3,599,254

Total earning assets	5,993,149	6,039,454	6,045,859	6,127,609
Premises and equipment, net	41,907	43,778	41,671	44,158
Intangibles	11,285	9,782	11,758	10,149
Goodwill	55,097	55,097	55,097	55,097
Cash value of life insurance	110,877	107,612	110,332	107,163
FDIC loss sharing asset	117,467	—	125,261	—
Other assets	123,816	84,947	123,220	82,604

TOTAL	$6,866,205	$6,441,762	$6,852,045	$6,525,012

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,621,507	$1,375,054	$1,598,199	$1,358,732
Interest-bearing	2,922,559	2,506,064	2,913,978	2,384,135

Total Deposits	4,544,066	3,881,118	4,512,177	3,742,867

Other borrowings	1,485,896	1,723,364	1,513,045	1,965,178
Junior Subordinated Debentures	115,055	115,055	115,055	115,055
Other liabilities	54,589	85,547	53,874	71,677

Total Liabilities	6,199,606	5,805,084	6,194,151	5,894,777
Stockholders’ equity:
Stockholders’ equity	633,367	601,788	628,027	598,373
Accumulated other comprehensive income (loss), net of tax	33,232	34,890	29,867	31,862

	666,599	636,678	657,894	630,235

TOTAL	$6,866,205	$6,441,762	$6,852,045	$6,525,012

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)
dollar amounts in thousands, except per share

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Interest Income:
Loans held-for-sale	$15	$—	$33	$—
Loans and leases, including fees	59,157	49,771	126,907	99,296
Investment securities:
Taxable	14,391	19,134	30,475	41,570
Tax-advantaged	6,409	6,815	12,941	13,811

Total investment income	20,800	25,949	43,416	55,381
Dividends from FHLB Stock	63	—	129	—
Federal funds sold & Interest-bearing CDs with other institutions	238	55	340	59

Total interest income	80,273	75,775	170,825	154,736
Interest Expense:
Deposits	4,841	6,439	10,129	13,029
Borrowings and junior subordinated debentures	11,218	15,241	23,143	32,321

Total interest expense	16,059	21,680	33,272	45,350

Net interest income before provision for credit losses	64,214	54,095	137,553	109,386
Provision for credit losses	11,000	20,000	23,200	42,000

Net interest income after provision for credit losses	53,214	34,095	114,353	67,386
Other Operating Income:
Impairment loss on investment securities	—	—	(98)	—
Plus: Portion of loss reclassified from other comprehensive income	—	—	(587)	—

Net impairment loss on investment securities recognized in earnings	—	—	(685)	—
Service charges on deposit accounts	4,196	3,643	8,461	7,360
Trust and investment services	2,209	1,604	4,327	3,265
Gain on sale of investment securities	8,781	12,619	8,781	21,548
Reduction in FDIC loss sharing asset	(1,587)	—	(12,170)	—
Other	1,819	1,843	4,493	3,893

Total other operating income	15,418	19,709	13,207	36,066
Other operating expenses:
Salaries and employee benefits	17,479	15,376	35,552	31,196
Occupancy	2,947	2,686	6,081	5,538
Equipment	1,835	1,735	3,754	3,332
Professional services	2,881	1,658	5,688	3,352
Amortization of intangible assets	939	734	1,889	1,523
Provision for unfunded commitments	450	450	1,700	1,350
OREO Expense	654	143	667	1,174
Other	14,262	10,197	22,038	16,911

Total other operating expenses	41,447	32,979	77,369	64,376

Earnings before income taxes	27,185	20,825	50,191	39,076
Income taxes	8,170	4,964	15,057	10,048

Net earnings	$19,015	$15,861	$35,134	$29,028

Basic earnings per common share	$0.18	$0.17	$0.33	$0.30

Diluted earnings per common share	$0.18	$0.17	$0.33	$0.30

Cash dividends per common share	$0.085	$0.085	$0.170	$0.170

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Interest income — (Tax-Effected) (te)	$82,915	$78,559	$176,150	$160,367
Interest Expense	16,059	21,680	33,272	45,350

Net Interest income — (te)	$66,856	$56,879	$142,878	$115,017

Return on average assets	1.11%	0.99%	1.03%	0.90%
Return on average equity	11.44%	9.99%	10.77%	9.29%
Efficiency ratio	60.39%	61.29%	60.65%	62.23%
Net interest margin (te) excluding discount	3.99%	3.76%	3.98%	3.75%

Weighted average shares outstanding
Basic	105,988,971	83,222,011	105,961,239	83,198,635
Diluted	106,272,867	83,290,941	106,231,807	83,299,071
Dividends declared	$9,041	$7,079	$18,076	$14,162
Dividend payout ratio	47.55%	44.63%	51.45%	48.79%

Number of shares outstanding-EOP	106,435,754	83,326,511
Book value per share	$6.33	$6.00

	June 30,
	2010	2009
(Non-covered loans)
Non-performing Assets (dollar amount in thousands):
Non-accrual loans	$82,850	$51,265
Loans past due 90 days or more and still accruing interest	—	—
Other real estate owned (OREO), net	15,001	4,035

Total non-performing assets	$97,851	$55,300

Percentage of non-performing assets to total loans outstanding and OREO	2.78%	1.53%

Percentage of non-performing assets to total assets	1.43%	0.86%

Allowance for loan losses to non-performing assets	121.15%	135.18%

Net Charge-off to Average loans	0.38%	0.58%

Allowance for Credit Losses:
Beginning Balance	$108,924	$53,960
Total Loans Charged-Off	(13,771)	(21,850)
Total Loans Recovered	195	645

Net Loans Charged-off	(13,576)	(21,205)
Provision Charged to Operating Expense	23,200	42,000

Allowance for Credit Losses at End of period	$118,548	$74,755

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands, except per share data)
(unaudited)
Quarterly Common Stock Price

	2010		2009		2008
Quarter End	High	Low	High	Low	High	Low
March 31,	$10.89	$8.44	$12.11	$5.31	$11.45	$8.40
June 30,	$11.85	$9.00	$7.77	$5.69	$12.62	$9.18
September 30,			$8.70	$4.90	$20.00	$7.12
December 31,			$9.00	$6.93	$14.75	$8.58
Quarterly Consolidated Statements of Earnings

	2Q	1Q	4Q	3Q	2Q
	2010	2010	2009	2009	2009

Interest income
Loans, including fees	$59,172	$67,768	$56,222	$50,561	$49,771
Investment securities and federal funds sold	21,101	22,784	23,881	25,358	26,004

	80,273	90,552	80,103	75,919	75,775

Interest expense
Deposits	4,841	5,288	5,993	5,934	6,439
Other borrowings	11,218	11,925	16,039	15,179	15,241

	16,059	17,213	22,032	21,113	21,680

Net interest income before provision for credit losses	64,214	73,339	58,071	54,806	54,095
Provision for credit losses	11,000	12,200	25,500	13,000	20,000

Net interest income after provision for credit losses	53,214	61,139	32,571	41,806	34,095

Non-interest income	15,418	(2,211)	29,903	15,102	19,709
Non-interest expenses	41,447	35,922	39,365	29,845	32,979

Earnings before income taxes	27,185	23,006	23,109	27,063	20,825
Income taxes	8,170	6,887	6,041	7,741	4,964

Net earnings	$19,015	$16,119	$17,068	$19,322	$15,861

Basic earning per common share	$0.18	$0.15	$0.16	$0.10	$0.17
Diluted earnings per common share	$0.18	$0.15	$0.16	$0.10	$0.17

Cash dividends per common share	$0.085	$0.085	$0.085	$0.085	$0.085

Dividends Declared	$9,041	$9,035	$9,054	$9,012	$7,079

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)
Distribution of Loan Portfolio

	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009

Commercial and Industrial	$513,483	$471,071	$475,517	$385,274	$372,162
Real Estate:
Construction	305,724	351,567	401,509	295,315	303,629
Commercial Real Estate	2,321,257	2,318,905	2,346,784	1,959,725	1,964,258
SFR Mortgage	254,499	261,676	283,053	290,831	306,225
Consumer	73,342	74,308	78,759	67,317	67,947
Municipal lease finance receivables	154,042	156,392	160,565	162,962	165,527
Auto and equipment leases	23,754	27,546	30,337	34,072	37,242
Dairy and Livestock	448,448	458,057	493,451	411,574	405,427

Gross Loans	4,094,549	4,119,522	4,269,975	3,607,070	3,622,417
Less:
Purchase Accounting Discount	(159,393)	(163,842)	(184,419)
Deferred net loan fees	(5,835)	(6,030)	(6,543)	(6,983)	(7,661)
Allowance for credit losses	(118,548)	(112,321)	(108,924)	(87,316)	(74,755)

Net Loans	$3,810,773	$3,837,329	$3,970,089	$3,512,771	$3,540,001

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)
Non-Performing Assets & Delinquency Trends
(Non-Covered Loans)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
Non-Performing Loans
Residential Construction and Land	$2,789	$2,855	$13,843	$15,729	$17,348
Commercial Construction	39,114	31,216	23,832	19,636	21,270
Residential Mortgage	12,638	13,726	11,787	8,102	4,632
Commercial Real Estate	20,639	22,041	17,129	13,522	7,041
Commercial and Industrial	7,527	6,879	3,173	1,045	859
Consumer	143	123	15	100	115

Total	$82,850	$76,840	$69,779	$58,134	$51,265

% of Total Loans	2.36%	2.19%	1.93%	1.61%	1.42%

Past Due 30-89 Days
Residential Construction and Land	$—	$—	$—	$—	$—
Commercial Construction	9,093	8,143	—	—	—
Residential Mortgage	2,552	3,746	4,921	1,510	2,069
Commercial Real Estate	1,966	3,286	2,407	190	1,074
Commercial and Industrial	634	2,714	2,973	5,094	590
Dairy & Livestock	—	—	—	—	3,551
Consumer	139	28	239	87	8

Total	$14,384	$17,917	$10,540	$6,881	$7,292

% of Total Loans	0.41%	0.51%	0.29%	0.19%	0.20%

OREO
Residential Construction and Land	$11,113	$11,113	$—	$1,137	$1,789
Commercial Construction	—	—	—	—	—
Commercial Real Estate	3,220	3,746	3,936	—	1,187
Commercial and Industrial	668	—	—	—	893
Residential Mortgage	—	319	—	—	—
Consumer	—	—	—	—	166

Total	$15,001	$15,178	$3,936	$1,137	$4,035

Total Non-Performing, Past Due & OREO	$112,235	$109,935	$84,255	$66,152	$62,592

% of Total Loans	3.20%	3.13%	2.33%	1.84%	1.73%

Total Loans	3,504,944	3,511,112	3,614,916	3,600,087	3,614,756

Net interest income and net interest margin reconciliations (Non-GAAP)
We use certain non-GAAP financial measures to provide supplemental information regarding our performance. The second quarter of 2010 net interest income and net interest margin include a yield adjustment of $4.5 million from discount accretion on covered loans. The adjustment for the first six months of 2010 was $17.9 million. We believe that presenting the net interest income and net interest margin excluding the yield adjustment provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three months ended			Six months ended
	June 30, 2010			June 30, 2010
	(amounts in thousands)
	Average			Average
	Volume	Interest	Yield	Volume	Interest	Yield
Total interest-earning assets	$6,110,517	$80,273	5.44%	$6,161,819	$170,825	5.75%
Less:
Yield adjustment to interest income from discount accretion	163,854	(4,472)		176,264	(17,852)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$6,274,371	$75,801	5.01%	$6,338,083	$152,973	5.02%

Net interest income and net interest margin		$64,214	4.39%		$137,553	4.67%
Less:
Yield adjustment to interset income from discount accretion		(4,472)			(17,852)

Net interest income and net interest margin, excluding yield adjustment		$59,742	3.99%		$119,701	3.98%